Gibraltar Industries Announces Planned Retirement of SVP HR Paul Murray
ITW HR Veteran Cherri Syvrud Appointed to Succeed Murray
as SVP of HR

Buffalo, NY, March 29, 2016 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of products for residential and industrial markets, announced today the planned retirement of Paul Murray, long-serving Senior Vice President of Human Resources and Organizational Development, in a continuation of the Company’s leadership succession planning process.
Effective April 1, 2016, Murray will become Senior Vice President of Administration during a transition period and will focus on key programs. He will retire effective March 1, 2017. Succeeding Murray as SVP of Human Resources will be Cherri Syvrud. Both will report directly to Gibraltar‘s CEO, Frank Heard.
“I would like to thank Paul for his long service, strong dedication and important contributions to Gibraltar for these many years,” said Heard. “Paul has been an effective leader at Gibraltar through critical periods of change, and we wish him all the best in his future retirement.”
Murray joined Gibraltar in 1997 as Vice President of Administration. He then oversaw the development of the Human Resources function and the Information Technology & Administrative processes during years of strong growth. Since 2004, he has been SVP of Human Resources & Organizational Development, an Officer of the Company, and a valued contributor to the Executive Management Team.
Syvrud joins Gibraltar as SVP of Human Resources after a 28-year career at Illinois Tool Works Inc. Syvrud served as a Platform Director of Human Resources, developing and implementing HR processes to increase operational effectiveness and talent development globally. Syvrud graduated from the University of St. Francis with a bachelor’s degree in business.
“Cherri has extensive experience leading global human resource strategies and her achievements at ITW are directly in line with what we expect to accomplish at Gibraltar,” said Heard. “She will lead the development of a new talent management process to address Gibraltar’s evolving management needs as the Company continues its transformation. We welcome Cherri to our team.”
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for the industrial, infrastructure and residential markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers worldwide through facilities in the United States, Canada, England, Germany, China, and Japan. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Contact:
Kenneth Smith
Chief Financial Officer
716.826.6500 ext. 3217
kwsmith@gibraltar1.com